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                                                                   EXHIBIT 10.26


                                 LEASE AGREEMENT


by and between


1.       Suddeutsche Feinmechanik GmbH,
         BruckenstraBe, 63607 Wachtersbach
         - hereafter referred to as "Landlord" -

and


2.       UTI SFM Feinmechanik GmbH,
         StaatsstraBe 5, 97773 Aura
         - hereafter referred to as "Tenant" -.


1. The Landlord is the owner of the real estate located in Aura, registered in the land register of the Local Court Gemunden/Main of Aura, Volume 40, Sheet 2645, which has been marked in red on the land and title map attached to this Agreement as Exhibit 1.

         The Landlord rents out this entire real estate including all its components, buildings and systems (no parts hereof are the fixed and current assets being sold by the Landlord to the Tenant under the respective agreement as of the date of signing this Agreement) to the Tenant, exclusively for the purpose of utilization as production plant for fine tubes and related products.

2. The landlord warrants to the Tenant that the building on the leased property is in good condition and working order. Otherwise Tenant is familiar with the condition of the real estate including its components and accessories. It shall be obliged to maintain this condition at its own expense. With exception to the maintenance of substantial component parts, outer walls and the roof, the Tenant shall maintain and repair the real estate except for the elimination of damages caused by events in the responsibility of the Landlord or due to force majeure.

         The parties are aware that the real estate and the groundwater are partly contaminated with halogenated hydrocarbons (HHC) because of the previous industrial utilization,


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                                       -2-


         and due to the governmental decrees issued as a result, which are known to the Tenant, remediation measure must be carried out. The Landlord shall indemnify the Tenant against present and future fees and costs incurred because of these measures, unless these are costs and levies resulting from the business operations of the Tenant itself.

         The Landlord shall have the right to execute all measures on the real estate resulting from the aforementioned decrees, and in case of imminent danger, shall not require the tenant's prior consent.

         To the extent that the Landlord purchases insurance to cover the aforestated risks, it shall not have the right to pass the costs therefore on to the Tenant.

3. Under consideration that the Tenant is to maintain the real estate, the monthly rent shall be DM 4.50 per M(2) of built area. Calculated upon a total built area of 5.694 M(2) (Exhibit 2), the total monthly rent amounts to DM 25,623.00 plus value added tax at the statutory rate. This amount, which has been agreed taking into consideration the maintenance and repair obligations of the Tenant, is composed as follows;

4. In addition to the rent pursuant to para. 3, the Tenant shall bear all ancillary costs within the meaning of Section 27 of the Second Rent Calculation Regulation attached to this Lease Agreement as Exhibit 3, which is hereby made an integral part of this Agreement. The operating expenses shall be reimbursed to the Landlord to the extent that the tenant does not pay them directly to the respective creditor. The Landlord shall have the right each calendar year to account for the expenses disbursed by it and to request adequate monthly down payments. The operating costs excluding input tax shall be increased by the relevant value added tax.

         Regardless of the said allocation of cost, the Landlord shall take out at its own expense an insurance covering all real estate related risk and shall provide evidence thereof to the Tenant.

         The Tenant shall be required at its own expense to take out adequate insurance for all liability risks resulting from its business operation and to provide evidence thereof to the Landlord.

5. In connection with the use of the lease object, the Tenant shall comply with all legal provisions.


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                                       -3-


         The provisions of para. 2 subpara. 2 notwithstanding, the Tenant shall indemnify the Landlord against all risks and public obligations resulting from its business operation conducted on the lease object.

6. This lease shall commence on June 15, 1999 and have an indefinite term. It may be terminated by either party giving one year's written notice to the other, such notice to take effect on December 31 of any calendar year, but on December 31, 2004 at the earliest.

         The Tenant shall have the right to renew the fixed term for 5 years until June 15, 2009, by giving a one-sided notice. Such notice must be made in writing by June 15, 2003 at the latest. Such option shall be deemed exercised unless such exercise shall have been refused in writing by June 15, 2003.

7.       Adjustment of rent

         In the event that the "Index for construction costs", as determined and published by the Federal Bureau of Statistics (or its legal successors) exceeds the level as of January 1, 2001, by more than 5%, then the Landlord and the Tenant shall have each the right to ask for renegotiating the rent.

         In the event that the parties do not achieve an agreement within one month upon receipt of a written notice requesting renegotiation, the rent shall be deemed adjusted in accordance with the change of the Index as of the beginning of the following month.

         In each case of an increase of this index by more than 5% against the status on which the previous adjustment was based, this adjustment shall be repeated on the basis of the relevant most recent rent.

8. The Tenant shall have the right to mount advertising signs on the buildings to the extent legally permitted. Obtaining any governmental permits therefor shall be the Tenant's responsibility.

         The Tenant shall have the right to expand or modify the buildings to the extent permitted by the authorities, but only on the condition that upon termination of the lease agreement the original condition must be restored or a condition is created that was agreed by the parties in writing before modification work began.


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                                       -4-


9. The Tenant shall have the right to permit a third party to use the rental object to, in particular to sub-lease the object. The Tenant shall notify the Landlord of any such sub-lease.

10. The parties intend to grant to the Tenant a proprietory right to purchase the leased real estate during the term of this Lease Agreement.

11. There are no agreements other than those laid down in this Agreement. Any modifications and amendments to this Agreement shall be valid only if made in writing.

12. In the event that individual clauses of this Agreement shall be or become invalid or this Agreement shall contain a gap, then the validity of the remaining clauses shall not be affected. Instead of the invalid clause, the parties shall agree upon a clause that comes closest to the intention and purpose of the invalid clause. In the event of gaps, the parties shall agree on such valid clause as corresponds to that which they reasonably would have agreed according to the spirit and intention of this Agreement had the matter been considered from the beginning.


Wachtersbach, this 14th day of June 1999



/s/ AUTHORIZED SIGNATURE                /s/ AUTHORIZED SIGNATURE
---------------------------------       ---------------------------------
Landlord                                Tenant